Exhibit H

TRANSFER AGENCY AND SERVICE AGREEMENT

This Agreement dated as of the 17th day of November 1994, by and between HANIFEN, IMHOFF COLORADO BONDSHARES—A TAX-EXEMPT FUND, to be known as Colorado BondShares—A Tax-Exempt Fund, a Massachusetts business trust, having its principal office and place of business at Suite 1810, 1125 Seventeenth Street, Denver, Colorado (the “Fund”), and HANIFEN, IMHOFF MANAGEMENT CO., INC., to be known as Freedom Funds Management Company, a Delaware corporation, having its principal office and place of business at Suite 1810, 1125 Seventeenth Street, Denver, Colorado (the “Agent”).

WHEREAS, the Fund desires to appoint the Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

TERMS OF APPOINTMENT; DUTIES OF THE AGENT

Section 1.01. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Agent to act as, and the Agent agrees to act as, its transfer agent for the Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (collectively, the “Prospectus”) of the Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

Section 1.02. The Agent agrees that it will perform the following services:

(a) In accordance with procedures established from time to time by agreement between the Fund and the Agent, the Agent shall:

(i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund (the “Custodian”);

(ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

(iv) At the appropriate time as and when it receives moneys paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such moneys as instructed by the redeeming Shareholders;

(v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi) Prepare and transmit payments for dividends and distributions declared by the Fund;

(vii) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

(viii) Record the issuance of Shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Agent shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including, without limitation, any periodic investment plan or periodic withdrawal program), including, but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on nonresident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal and state authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each state. The Fund shall (i) identify to the Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each state and (ii) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Agent for the Fund’s blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and the Agent.

ARTICLE II

FEES AND EXPENSES

Section 2.01. For performance by the Agent pursuant to this Agreement, the Fund agrees to pay the Agent an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Agent.

Section 2.02. In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Agent for out-of-pocket expenses or advances incurred by the Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE AGENT

Section 3.01. The Agent represents and warrants to the Fund that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) It is duly qualified to carry on its business in the State of Colorado, including its duties and obligations specified herein.

(c) It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

(d) It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended.

(e) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(f) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

Section 4.01. The Fund represents and warrants to the Agent that:

(a) It is a Massachusetts business trust duly organized, validly existing and in good standing under the laws of the State of Massachusetts.

(b) It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c) All proceedings required by said Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

(d) It is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

(e) A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

ARTICLE V

INDEMNIFICATION

Section 5.01. The Agent shall not be responsible for, and the Fund shall indemnify and hold the Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Agent or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

(b) The Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

(c) The reliance on or use by the Agent or its agents or subcontractors of information, records and documents which (i) are received by the Agent or its agents or subcontractors and furnished to it by or on behalf of the Fund and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

(d) The reliance on, or the carrying out by the Agent or its agents or subcontractors of any instructions or requests of the Fund.

(e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

Section 5.02. The Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Agent as a result of the Agent’s lack of good faith, negligence or willful misconduct.

Section 5.03. At any time the Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Agent under this Agreement, and the Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any co-transfer agent or co-registrar.

Section 5.04. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Section 5.05. In order that the indemnification provisions contained in this Article V shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

ARTICLE VI

COVENANTS OF THE FUND AND THE AGENT

Section 6.01. The Fund shall promptly furnish to the Agent a certified copy of the resolution of the Trustees of the Fund authorizing the appointment of the Agent and the execution and delivery of this Agreement.

Section 6.02. The Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

Section 6.03. The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

Section 6.04. The Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

Section 6.05. In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

ARTICLE VII

EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

Section 7.01. The effective date of this Agreement shall be November 17, 1994. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean (i) the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or (ii) the vote of more than 50% of such securities, whichever is the lesser.

Section 7.02. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect until November 17, 1995 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Fund or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance also is approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended), of the Fund, by vote cast in person at a meeting called for the purpose of voting on such approval.

Section 7.03. This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Trustees of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Agent, upon 60 days’ written notice to the other party.

Section 7.04. This Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940, as amended.

ARTICLE VIII

AMENDMENT

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

ARTICLE IX

GOVERNING LAW

This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Colorado.

ARTICLE X

MERGER OF AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

ARTICLE XI

COUNTERPARTS

This Agreement may be executed in one or more counterparts, and if executed in more than one counterpart, the executed counterparts shall together constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HANIFEN, IMHOFF COLORADO BONDSHARES—A TAX-EXEMPT FUND

By	/s/ William Berg
William Berg, Vice President

HANIFEN, IMHOFF MANAGEMENT CO., INC.

By	/s/ Fred Kelly
Fred R. Kelly, Jr., President